UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2014

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

       On February 10, 2014, Meritor, Inc. (the “Company”) announced that it intended, subject to market and other conditions, to offer $225 million aggregate principal amount of its 6-1/4% notes due 2024 in an underwritten public offering (the “Securities”).

       The Company intends to use the net proceeds from the offering to fund a portion of the redemption of the $250 million aggregate principal amount outstanding of its 10-5/8% notes due 2018 (the “2018 Notes”).

       J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., RBC Capital Markets, LLC and RBS Securities Inc. are acting as joint book-running managers for the offering. Copies of the Company’s press releases, each dated February 10, 2014, are filed herewith as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

       In connection with the debt offering, on February 10, 2014, the Company and the Guarantors (as defined below) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., RBC Capital Markets, LLC and RBS Securities Inc., as representatives of the several underwriters named therein (the “Underwriters”), in connection with the offer and sale of the Securities. The Underwriting Agreement contains representations, warranties and agreements of the Company, conditions to closing, indemnification and contribution rights and obligations of the parties, termination provisions and other terms and conditions, in each case, that are customary in agreements of this type.

       Certain of the Underwriters or their affiliates may hold our 2018 Notes or may be lenders and/or agents under other of the Company's indebtedness, including its term loan, and may receive a portion of the proceeds of the offering. From time to time in the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged in and may in the future engage in commercial banking, investment management, investment banking, derivatives and/or financial advisory and other commercial transactions and services with the Company and its affiliates for which they have received or will receive customary fees and commissions.

       The Securities are being offered and sold by the Company pursuant to its Registration Statement on Form S-3 (Registration Statement No. 333-179405) filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 7, 2012, as amended on November 16, 2012 and November 21, 2012 and declared effective by the SEC on November 29, 2012 (the “Registration Statement”), as supplemented by the preliminary prospectus supplement filed with the SEC on February 10, 2014 (the “Preliminary Prospectus Supplement”).

       The Securities are expected to be issued on February 13, 2014 pursuant to an indenture, dated as of April 1, 1998 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of July 7, 2000, the Second Supplemental Indenture dated as of July 6, 2004, the Third Supplemental Indenture dated as of June 23, 2006, the Fourth Supplemental Indenture dated as of March 3, 2010, the Fifth Supplemental Indenture dated as of May 23, 2013, the Sixth Supplemental Indenture dated as of May 31, 2013 and the Seventh Supplemental Indenture to be entered into (the “Seventh Supplemental Indenture”) (collectively, the “Supplemental Indentures” and, together with the Original Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company as successor to The Chase Manhattan Bank), as trustee (the “Trustee”). The Company will enter into the Seventh Supplemental Indenture in connection with the issuance and sale of the Securities. The Indenture contains covenants that require the Company to satisfy certain conditions in order to incur debt secured by liens, engage in sale/leaseback transactions or merge or consolidate with another entity. The Indenture also provides for customary events of default. The Seventh Supplemental Indenture will contain a covenant that requires the Company to satisfy certain conditions in order to make certain restricted payments to holders of certain of its equity interests, including the Company’s common stock, in respect of such equity interests.

       The Securities will mature on February 15, 2024 and bear interest at a fixed rate of 6-1/4% per annum. The Company will pay interest on the Securities from February 13, 2014 semi-annually, in arrears, on February 15 and August 15 of each year, beginning August 15, 2014. The Securities will constitute senior unsecured obligations of the Company and will rank equally in right of payment with its existing and future senior unsecured indebtedness, and effectively junior to its existing and future secured indebtedness to the extent of the security therefor.

       The Securities will provide that, prior to February 15, 2019, the Company may redeem, at its option, from time to time, the Securities, in whole or in part, at a redemption price equal to the sum of (i) 100% of the principal amount of the Securities to be redeemed, plus (ii) the applicable premium as of the redemption date on the Securities to be redeemed, plus (iii) accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) on the Securities to be redeemed. For purposes of such calculation, the “applicable premium” means, with respect to a Security at any redemption date, the greater of (i) 1.0% of the principal amount of such Security and (ii) the excess of (A) the present value at such redemption date of (1) 103.125% of the principal amount of such Security plus (2) all remaining required interest payments due on such Security through February 15, 2019 (excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the treasury rate plus 50 basis points, over (B) 100% of the principal amount of such Security.

       The Securities will provide that, on or after February 15, 2019, the Company may redeem, at its option, from time to time, the Securities, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Securities to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) on the Securities to be redeemed, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

Year	Redemption Price
2019	103.125%
2020	102.083%
2021	101.042%
2022 and thereafter	100.000%

       The Securities will provide that, prior to February 15, 2017, the Company may redeem, at its option, from time to time, up to 35% of the aggregate principal amount of the Securities to be issued on February 13, 2014 with the net cash proceeds of one or more public sales of the Company’s common stock at a redemption price equal to 106.25% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) on the Securities to be redeemed so long as at least 65% of the aggregate principal amount of Securities originally issued on February 13, 2014 remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of any such sale of common stock.

       If a Change of Control (to be defined in the Seventh Supplemental Indenture) occurs, unless the Company has exercised its right to redeem the Securities, each holder of Securities may require the Company to repurchase some or all of such holder’s Securities at a purchase price equal to 101% of the principal amount of the Securities to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the payment date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the payment date) on the Securities to be repurchased.

       The Securities will be guaranteed on a senior unsecured basis by each of the Company’s subsidiaries from time to time guaranteeing its senior secured credit facility, as it may be amended, extended, replaced or refinanced, or any subsequent credit facility (other than one subsidiary that currently has minimal assets, which is in the process of voluntary liquidation) (collectively, the “Guarantors”). The guarantees will remain in effect until the earlier to occur of payment in full of the Securities or termination or release of the applicable corresponding guarantee under the Company’s senior secured credit facility, as it may be amended, extended, replaced or refinanced, or any subsequent credit facility. The guarantees will rank equally with existing and future senior unsecured indebtedness of the Guarantors and will be effectively subordinated to all of the existing and future secured indebtedness of the Guarantors, to the extent of the value of the assets securing such indebtedness.

       The issuance and sale of the Securities is expected to close on February 13, 2014. The net proceeds to the Company from the sale of the Securities, after deducting Underwriters’ discounts and commissions and other estimated offering expenses payable by the Company, are expected to be approximately $220 million.

       The above description of certain terms and conditions of the Underwriting Agreement is qualified by reference to the full text of the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1 and is incorporated by reference herein.

Item 8.01 Other Events

       In connection with the debt offering described under the heading “Debt Offering” in “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K, the Company disclosed the following in its Preliminary Prospectus Supplement under the heading “Summary—Recent Developments”:

       “We have an existing $415 million revolving credit facility which matures in April 2017, of which no amounts are currently outstanding. We are currently in discussions with our lenders to, among other things, extend the maturity of this facility to 2019. However, we cannot assure you that we will successfully reach an agreement with our lenders or on what terms. Further, the size of any new facility may differ in size from our current facility maturing in April 2017.”

Item 9.01. Financial Statements and Exhibits

       (d) Exhibits

1	Underwriting Agreement, dated February 10, 2014, between the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., RBC Capital Markets, LLC and RBS Securities Inc., as representatives of the several underwriters named therein, in connection with the offer and sale of $225 million aggregate principal amount of the Company’s 6-1/4% notes due 2024.

99.1	Press release of Meritor, Inc., dated February 10, 2014.

99.2	Press release of Meritor, Inc., dated February 10, 2014.

SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.
(Registrant)

Date: February 11, 2014	By	/s/ Kevin Nowlan
Name: Kevin Nowlan
Title: Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
1	Underwriting Agreement, dated February 10, 2014, between the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., RBC Capital Markets, LLC and RBS Securities Inc., as representatives of the several underwriters named therein, in connection with the offer and sale of $225 million aggregate principal amount of the Company’s 6-1/4% notes due 2024.

99.1	Press release of Meritor, Inc., dated February 10, 2014.

99.2	Press release of Meritor, Inc., dated February 10, 2014.